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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                        (Amendment No. _______________)*


                      Collaborative Clinical Research, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   194190 10 4
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  444903108                   13G                    Page 2 of 19 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Oxford Bioscience Partners L.P.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware Limited Partnership

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                          0 Shares

NUMBER OF                   ----------------------------------------------------
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                              655,752 Shares
OWNED BY
EACH                        ----------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                    0 Shares
WITH
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                          655,752 Shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             655,752 Shares

--------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            10.4%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

                PN

--------------------------------------------------------------------------------

CUSIP No.  444903108                   13G                    Page 3 of 19 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Oxford Bioscience Partners (Adjunct) L.P.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware Limited Partnership

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                0 Shares

NUMBER OF                   ----------------------------------------------------
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                    655,752 Shares
OWNED BY
EACH                        ----------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          0 Shares
WITH
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                655,752 Shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                655,752 Shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                10.4%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------

CUSIP No.  444903108                   13G                    Page 4 of 19 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            OBP Management L.P.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware Limited Partnership

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                0 Shares

NUMBER OF                   ----------------------------------------------------
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                    655,752 Shares
OWNED BY
EACH                        ----------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          0 Shares
WITH
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                655,752 Shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                655,752 Shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                10.4%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------

CUSIP No.  444903108                   13G                    Page 5 of 19 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Oxford Bioscience Partners (Bermuda) Limited Partnership

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Bermuda Limited Partnership

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                0 Shares

NUMBER OF                   ----------------------------------------------------
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                    655,752 Shares
OWNED BY
EACH                        ----------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          0 Shares
WITH
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                655,752 Shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                655,752 Shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                10.4%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------

CUSIP No.  444903108                   13G                    Page 6 of 19 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           OBP Management (Bermuda) Limited Partnership

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Bermuda Limited Partnership

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                0 Shares

NUMBER OF                   ----------------------------------------------------
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                    655,752 Shares
OWNED BY
EACH                        ----------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          0 Shares
WITH
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                655,752 Shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                655,752 Shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                10.4%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------

CUSIP No.  444903108                   13G                    Page 7 of 19 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            OBP Management (Bermuda) Ltd.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Bermuda Corporation

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                0 Shares

NUMBER OF                   ----------------------------------------------------
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                    113,378 Shares
OWNED BY
EACH                        ----------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          0 Shares
WITH
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                113,378 Shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                113,378 Shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                1.8%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            CO

--------------------------------------------------------------------------------

CUSIP No.  444903108                   13G                    Page 8 of 19 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Edmund M. Olivier

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                0 Shares

NUMBER OF                   ----------------------------------------------------
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                    655,752 Shares
OWNED BY
EACH                        ----------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          0 Shares
WITH
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                655,752 Shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                655,752 Shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                10.4%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            IN

--------------------------------------------------------------------------------

CUSIP No.  444903108                   13G                    Page 9 of 19 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Cornelius T. Ryan

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                0 Shares

NUMBER OF                   ----------------------------------------------------
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                    655,752 Shares
OWNED BY
EACH                        ----------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          0 Shares
WITH
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                655,752 Shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                655,752 Shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                10.4%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            IN

--------------------------------------------------------------------------------

CUSIP No.  444903108                   13G                   Page 10 of 19 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Alan G. Walton

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                0 Shares

NUMBER OF                   ----------------------------------------------------
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                    655,752 Shares
OWNED BY
EACH                        ----------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          0 Shares
WITH
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                655,752 Shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                655,752 Shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                10.4%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            IN

--------------------------------------------------------------------------------

     NOTE: This Statement on Schedule 13G is being filed on behalf of (i) Oxford Bioscience Partners L.P., a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) L.P., a Delaware limited partnership; (iii) OBP Management L.P., a Delaware limited partnership; (iv) Oxford Bioscience Partners (Bermuda) Limited Partnership, a Bermuda limited partnership; (v) OBP Management (Bermuda) Limited Partnership, a Bermuda limited partnership; (vi) OBP Management (Bermuda) Ltd., a Bermuda corporation; (vii) Edmund M. Olivier; (viii) Cornelius
T. Ryan; and (ix) Alan G. Walton.


Item 1(a).   Name of Issuer:  Collaborative Clinical Research, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:
             20600 Chagrin Blvd., Cleveland, Ohio  44122

          Item 2(a)                     Item 2(b)                 Item 2(c)
          ---------                     ---------                 ---------

                                                            Citizenship or Place
    Name of Person Filing                Address              of Organization
    ---------------------                -------              ---------------

Oxford Bioscience Partners     Oxford Bioscience Partners          Delaware
    L.P. ("OBP")               315 Post Road West
                               Westport, CT 06880

Oxford Bioscience Partners     Oxford Bioscience Partners          Delaware
    (Adjunct) L.P. ("OBP       315 Post Road West
    Adjunct")                  Westport, CT 06880

OBP Management L.P. ("OBP      Oxford Bioscience Partners          Delaware
    Management"), the          315 Post Road West
    general partner of OBP     Westport, CT 06880
    and OBP Adjunct

Oxford Bioscience Partners     Richmond House                      Bermuda
    (Bermuda) Limited          Par-la-Ville Road
    Partnership ("OBP          Hamilton, Bermuda
    Bermuda")

OBP Management (Bermuda)       Richmond House                      Bermuda
    L.P. ("OBP Management      Par-la-Ville Road
    Bermuda"), the general     Hamilton, Bermuda
    partner of OBP Bermuda

OBP Management Bermuda Ltd.    Richmond House                      Bermuda
    ("Bermuda Corp.") a        Par-la-Ville Road
    general partner of OBP     Hamilton, Bermuda
    Management Bermuda

Edmund M. Olivier, a general   Oxford Bioscience Partners          United States
    partner of OBP             650 Town Center Drive
    Management and OBP         Costa Mesa, California
    Management Bermuda         92626

Cornelius T. Ryan, a general   Oxford Bioscience Partners          United States
    partner of OBP             315 Post Road West
    Management and OBP         Westport, CT 06880
    Management Bermuda

Alan G. Walton, a general      Oxford Bioscience Partners          United States
    partner of OBP             315 Post Road West
    Management and OBP         Westport, CT 06880
    Management Bermuda


                              Page 11 of Pages 19

Item 2(d).   Title of Class of Securities:  Common Stock, $.01 par value.

Item 2(e).   CUSIP Number:  194190 10 4

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a) |_| Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

             (b) |_|   Bank as defined in Section 3(a)(6) of the Act.

             (c) |_|   Insurance Company as defined in Section 3(a)(19) of the
                       Act.

             (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940.

             (e) |_| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

             (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule
                       13d-1(b)(1)(ii)(F) of the Act.

             (g) |_| Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

             (h) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

             None of the above.

Item 4.      Ownership.

             (a) Amount Beneficially Owned: As of December 31, 1996, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                    OBP:                              408,690 Shares
                    OBP Adjunct:                      130,517 Shares
                    OBP Management:                   0 Shares
                    OBP Bermuda:                      113,378 Shares
                    OBP Management Bermuda:           0 Shares
                    Bermuda Corp.:                    0 Shares
                    Mr. Olivier:                      0 Shares
                    Mr. Ryan:                         0 Shares
                    Mr. Walton:                       0 Shares

             By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP, OBP Adjunct and OBP Bermuda may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. Additionally, OBP Management owns presently exerciseable options to purchase an aggregate of 3,167 shares of Common Stock. Messrs. Ryan, Walton and Olivier are general partners of both OBP Management, the general partner of OBP and OBP Adjunct, and OBP Bermuda Management, the general



                              Page 12 of Pages 19
             partner OBP Bermuda. Therefore, each of Messrs. Ryan, Walton and Olivier may be deemed to own beneficially the shares held by each of OBP, OBP Adjunct and OBP Bermuda. Bermuda Corp. is deemed to beneficially own the shares owned by OBP Bermuda, as it is solely a general partner of OBP Bermuda Management, the general partner of OBP Bermuda.

             (b)  Percent of Class:

                    OBP:                                      10.4%
                    OBP Adjunct:                              10.4%
                    OBP Management:                           10.4%
                    OBP Bermuda:                              10.4%
                    OBP Management Bermuda:                   10.4%
                    Bermuda Corp.:                             1.8%
                    Mr. Olivier:                              10.4%
                    Mr. Ryan:                                 10.4%
                    Mr. Walton:                               10.4%

             The foregoing percentages are calculated based on the 6,307,914 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Collaborative Clinical Research, Inc. for the quarter ended September 30, 1996.

             (c)  Number of shares as to which such person has:

                  (i)     sole power to vote or to direct the vote:

                    OBP:                                  0 Shares
                    OBP Adjunct:                          0 Shares
                    OBP Management:                       0 Shares
                    OBP Bermuda:                          0 Shares
                    OBP Management Bermuda:               0 Shares
                    Bermuda Corp.:                        0 Shares
                    Mr. Olivier:                          0 Shares
                    Mr. Ryan:                             0 Shares
                    Mr. Walton:                           0 Shares

                  (ii)    shared power to vote or to direct the vote:

                    OBP:                            655,752 Shares
                    OBP Adjunct:                    655,752 Shares
                    OBP Management:                 655,752 Shares
                    OBP Bermuda:                    655,752 Shares
                    OBP Management Bermuda:         655,752 Shares
                    Bermuda Corp.:                  113,378 Shares
                    Mr. Olivier:                    655,752 Shares
                    Mr. Ryan:                       655,752 Shares
                    Mr. Walton:                     655,752 Shares





                              Page 13 of Pages 19

                  (iii) sole power to dispose or to direct the disposition of:

                    OBP:                                  0 Shares
                    OBP Adjunct:                          0 Shares
                    OBP Management:                       0 Shares
                    OBP Bermuda:                          0 Shares
                    OBP Management Bermuda:               0 Shares
                    Bermuda Corp.:                        0 Shares
                    Mr. Olivier:                          0 Shares
                    Mr. Ryan:                             0 Shares
                    Mr. Walton:                           0 Shares

                  (iv) shared power to dispose or to direct the disposition of:

                    OBP:                            655,752 Shares
                    OBP Adjunct:                    655,752 Shares
                    OBP Management:                 655,752 Shares
                    OBP Bermuda:                    655,752 Shares
                    OBP Management Bermuda:         655,752 Shares
                    Bermuda Corp.:                  113,378 Shares
                    Mr. Olivier:                    655,752 Shares
                    Mr. Ryan:                       655,752 Shares
                    Mr. Walton:                     655,752 Shares

             Each of OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, Bermuda Corp., Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaims beneficial ownership of any shares of Common Stock of Collaborative Clinical Research, Inc., except any shares held directly of record.

Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check
             the following:                                                  |_|

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable. OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, Bermuda Corp., Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.      Notice of Dissolution of Group.

             Not applicable.




                              Page 14 of Pages 19

Item 10.     Certification.

             Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

     Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13d-1(f) under Section 13(d) of the Act.














                              Page 15 of Pages 19

                                    Signature

     After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 hereto.


Dated:  February 12, 1997


                               OXFORD BIOSCIENCE PARTNERS L.P.

                               By:  OBP Management L.P., its general partner

                                  By:  /s/  Alan G. Walton
                                      ------------------------------------
                                      Alan G. Walton
                                      General Partner


                               OXFORD BIOSCIENCE PARTNERS  (ADJUNCT) L.P.

                               By:  OBP Management L.P., its general partner


                                  By:  /s/  Alan G. Walton
                                      ------------------------------------
                                      Alan G. Walton
                                      General Partner


                               OXFORD BIOSCIENCE PARTNERS
                                  (BERMUDA) LIMITED PARTNERSHIP

                               By:  OBP Management (Bermuda) Limited
                                  Partnership, its general partner

                                  By:  /s/  Alan G. Walton
                                      ------------------------------------
                                      Alan G. Walton
                                      General Partner


                               OBP MANAGEMENT L.P.

                                   By:  /s/  Alan G. Walton
                                      ------------------------------------
                                       Alan G. Walton
                                       General Partner


                               OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP

                                   By:  /s/  Alan G. Walton
                                      ------------------------------------
                                       Alan G. Walton
                                       General Partner




                              Page 16 of Pages 19

                               OBP MANAGEMENT (BERMUDA) LTD.


                                   By: /s/ Alan G. Walton
                                      ------------------------------------
                                   Title: General Partner


                                      /s/ Cornelius T. Ryan
                                      ------------------------------------
                                          Cornelius T. Ryan


                                      /s/ Alan G. Walton
                                      ------------------------------------
                                          Alan G. Walton


                                      /s/ Edmund M. Olivier
                                      ------------------------------------
                                          Edmund M. Olivier



                              Page 17 of Pages 19

                                                                       Exhibit 1

                                    AGREEMENT

     Pursuant to Rule 13d-1(f) (1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Collaborative Clinical Research, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED this 12th day of February, 1997.


                               OXFORD BIOSCIENCE PARTNERS L.P.

                               By:  OBP Management L.P., its general partner


                                  By:  /s/  Alan G. Walton
                                      ------------------------------------
                                      Alan G. Walton
                                      General Partner


                               OXFORD BIOSCIENCE PARTNERS  (ADJUNCT) L.P.

                               By:  OBP Management L.P., its general partner


                                  By:  /s/  Alan G. Walton
                                      ------------------------------------
                                      Alan G. Walton
                                      General Partner


                               OXFORD BIOSCIENCE PARTNERS
                                   (BERMUDA) LIMITED PARTNERSHIP

                               By:  OBP Management (Bermuda) Limited
                                        Partnership, its general partner


                                  By:  /s/  Alan G. Walton
                                      ------------------------------------
                                      Alan G. Walton
                                      General Partner


                               OBP MANAGEMENT L.P.


                                  By:  /s/  Alan G. Walton
                                      ------------------------------------
                                      Alan G. Walton
                                      General Partner





                              Page 18 of Pages 19

                               OBP MANAGEMENT (BERMUDA) LIMITED
                                   PARTNERSHIP


                                  By:  /s/  Alan G. Walton
                                      ------------------------------------
                                      Alan G. Walton
                                      General Partner


                               OBP MANAGEMENT (BERMUDA) LTD.


                                  By: /s/ Alan G. Walton
                                      ------------------------------------
                                      Title: General Partner


                                      /s/ Cornelius T. Ryan
                                      ------------------------------------
                                          Cornelius T. Ryan


                                      /s/ Alan G. Walton
                                      ------------------------------------
                                          Alan G. Walton


                                      /s/ Edmund M. Olivier
                                      ------------------------------------
                                          Edmund M. Olivier






















                              Page 19 of Pages 19